Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Bison Capital Acquisition Corp. on Amendment No. 4 to Form S-4, File No. 333-229127, of our report dated March 5, 2019, with respect to our audits of the financial statements of Bison Capital Acquisition Corp. as of December 31, 2018 and 2017 and for the two years in the period ended December 31, 2018, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

April 29, 2019